Exhibit 10.1
DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
AMENDED AND RESTATED
FENTURA FINANCIAL, INC.
INCENTIVE SUPPLEMENTAL EXECUTIVE RETIREMENT
FOR DANIEL WOLLSCHLAGER
     This AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT (the “Agreement”) is adopted this December __, 2010, (the “Effective Date”), by and between FENTURA FINANCIAL, INC., a Michigan corporation (the “Company”), and DANIEL WOLLSCHLAGER (the “Executive”).
INTRODUCTION
     The purpose of this Agreement is to provide specified benefits to the Executive, a member of a select group of management or highly compensated employees who contribute materially to the continued growth, development, and future business success of the Company and its Affiliates. This Agreement supersedes the Agreement entered into between the parties dated October 24, 2008 (the “Prior Agreement”). This Agreement shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended from time to time.
Article 1
Definitions
     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:
1.1	“Affiliate” means any company which is a member of the Controlled Group.

1.2	“Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.3	Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4	“Board” means the Board of Directors of the Company as from time to time constituted.

1.5	“Code” means the Internal Revenue Code of 1986, as amended.

1.6	“Company” means Fentura Financial, Inc., a registered bank holding company under the Bank Holding Company Act of 1956, as amended.

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
1.7	“Disability” means Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company and its Affiliates. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company and its Affiliates. Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

1.8	“Effective Date” means December __, 2010.

1.9	“Good Reason” means the occurrence of any of the following: (i) a material diminution of the Executive’s duties, responsibilities, or authority with the Company or its Affiliates or a change adverse to Executive in Executive’s reporting responsibilities, titles, terms of employment (including bonus, compensation, fringe benefits and vacation entitlement) or (ii) the Company or its Affiliates requiring Executive to be based anywhere other than within fifty (50) miles of his present office location, or (iii) a material breach of this Agreement including the failure by the Company to obtain the assumption of this Agreement as contemplated in Section 9.7 hereof. Upon the occurrence of any event referenced above, Executive shall, within ninety (90) of any occurrence, provide the Company notice of the existence of the condition. Upon receiving notice, the Company shall have no more than thirty (30) days to remedy the condition. Executive shall have two years from the date of the initial existence of a violation of one of the above events to terminate his employment under this section.

1.10	“Plan Administrator” means the plan administrator described in Article 6.

1.11	“Plan Year” means the calendar year.

1.12	“Separation from Service” means the termination of the Executive’s employment with the Company and its Affiliates for reasons other than death or Disability. Whether a Separation from Service takes place is determined by the Plan Administrator based on the facts and circumstances surrounding the termination of the Executive’s employment and whether the Company and its Affiliates and the Executive intended for the Executive to provide significant services for the Company or its Affiliates following such termination. A termination of employment will be presumed to constitute a Separation from Service if the Executive continues to provide services as an employee of the Company or its Affiliates in an annualized amount that is less than twenty percent (20%) of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period).

The Executive will be presumed to have not incurred a Separation from Service if the

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
Executive continues to provide services to the Company or its Affiliates in an annualized amount that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%).

A Separation from Service will not have occurred if immediately following the Executive’s termination of employment, the Executive becomes an employee of (i) the Company, or (ii) any member of the Controlled Group.

1.13	“Specified Employee” means a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company or its Affiliates if any stock of the Company is publicly traded on an established securities market or otherwise.

1.14	“Termination for Cause” has that meaning set forth in Article 5.

1.15	“Controlled Group” means the group consisting of each corporation that is a member of a controlled group of corporations, as defined in Code Section 414(b), of which the Company is a member; each trade or business, whether or not incorporated, under common control, as defined in Code Section 414(c), of or with the Company; each member of an affiliated service group, as defined in Code Section 414(m), of which the Company is a member; and any other entity that is considered pursuant to Code Section 414(o) to be a member of a controlled group of corporations of which the Company is a member.
Article 2
Distributions During Lifetime
2.1	Benefit. Provided that the Executive remains employed by the Company or an Affiliate, until the Executive attains age 65, on each of the first six anniversaries of the Executive’s date of hire and upon the Executive’s attainment of age 65, Executive shall earn a benefit equal to $35,000.00, so that on the Executive’s attainment of age 65, Executive shall be entitled to a benefit equal to $245,000.00. Except as otherwise provided in Section 2.2 of this Agreement, the portion of the $245,000.00 benefit that exceeds the amount of the benefit the Executive has earned under this Section 2.1 shall be subject to a substantial risk of forfeiture, as defined in Treas. Reg. 1.409A-1(d). The following chart summarizes the Executive’s benefit as of his Separation from Service after the first six anniversaries of his date of hire and upon the Executive’s attainment of age 65:

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement

Date of Separation from Service	Amount of Benefit
Prior to 10/20/2009	$ 0
After 10/20/2009 and prior to 10/20/2010	$35,000
After 10/20/2010 and prior to 10/20/2011	$70,000
After 10/20/2011 and prior to 10/20/2012	$105,000
After 10/20/2012 and prior to 10/20/2013	$140,000
After 10/20/2013 and prior to 10/20/2014	$175,000
After 10/20/2014 and prior to 8/21/2015	$210,000
After 8/21/2015	$245,000
2.1.1	Distribution of Benefit. The Company shall distribute the benefit to the Executive in accordance with the following schedule. The first payment shall occur within 60 days following the earlier of (i) the date of the Executive’s Separation from Service; or (ii) the 5th anniversary of Executive’s date of hire, October 20, 2013. The amount of the first payment shall be the as of the date of the event triggering the first payment, as set forth in the above schedule. If the Executive remains employed until at least October 20, 2014, the executive shall be entitled to a second payment which shall occur within 60 days following the earlier of (i) the date of the Executive’s Separation from Service; or (ii) August 21 20, 2015. The amount of the second payment shall be: (i) $35,000 if the payment trigger occurs after October 20, 2013 and prior to October 20, 2014; or (ii) $70,000 if the Executive’s Separation from Service occurs on or after August 21, 2015.
2.2.	Early Termination Benefit. If the Company terminates Executive’s employment without Cause or the Executive terminates his employment for Good Reason, in either case resulting in the Executive’s Separation from Service, then the Company shall be deemed to have waived the requirement contained in Section 2.1 that Executive continue to remain employed and Executive shall be entitled to a benefit equal to $245,000 in lieu of any other benefit under this Article. In the event the Executive’s Separation from Service occurs after the Executive receives the first payment described in Section 2.1.1 of the Agreement, then the benefit described above in Section 2.2 shall be reduced by the amount of such payment. Such benefit shall be paid at the same time and in the same form as specified in Section 2.1.1 of this Agreement.

2.3	Disability Benefit. If the Executive’s Disability results in Separation from Service prior to the Executive’s attainment of age 65, the Company shall distribute to the Executive the benefit earned as of the date of Executive’s Separation from Service as described in this Section 2.3.1 in lieu of any other benefit under this Article.

2.3.1	Amount of Benefit. The following chart summarizes the Executive’s benefit as of his Separation from Service after the first five anniversaries of his date of hire:

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement

Date of Separation from Service	Amount of Benefit
Prior to 10/20/2009	$ 0
After 10/20/2009 and prior to 10/20/2010	$35,000
After 10/20/2010 and prior to 10/20/2011	$70,000
After 10/20/2011 and prior to 10/20/2012	$105,000
After 10/20/2012 and prior to 10/20/2013	$140,000
After 10/20/2013 and prior to 10/20/2014	$175,000
After 10/20/2014 and prior to 8/21/2015	$210,000
After 10/20/2015	$245,000
2.3.2	Distribution of Benefit. The Company shall distribute the benefit to the Executive in a lump sum payment within 60 days following Separation from Service. In the event the Executive’s Separation from Service due to Disability occurs after the Executive receives the first payment described in Section 2.1.1 of the Agreement, then the benefit described above in Section 2.3.1 shall be reduced by the amount of such payment.
2.4	Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not, to the extent required by Section 409A of the Code, commence earlier than six (6) months after the date of such Separation from Service. Therefore, in the event this Section 2.5 is applicable to the Executive, any distribution or series of distributions to be made due to a Separation from Service shall commence no earlier than the first day of the seventh month following the Separation from Service, provided that to the extent permitted by Section 409A of the Code, only payments scheduled to be paid during the first six (6) months after the date of such Separation from Service shall be delayed and such delayed payments shall be paid in a single sum on the first day of the seventh month following the date of such Separation from Service.

2.5	Distributions Upon Income Inclusion Under Section 409A of the Code. Upon the inclusion of any portion of the Accrued Benefit into the Executive’s income as a result of the failure of this Agreement to comply with the requirements of Section 409A of the Code, the Company shall distribute such portion of the vested Accrued Benefit to the Executive in a single lump sum as soon as is administratively practicable following the discovery of such failure.
Article 3
Distribution at Death
3.1	Death During Active Service. If the Executive dies while in the active service of the Company, prior to the Executive’s attainment of age 65, the Company shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
3.1.1	Amount of Benefit. The benefit under this Section 3.1 is $245,000.00. In the event the Executive’s Death occurs after the Executive receives the first payment described in Section 2.1.1 of the Agreement, then the benefit described above in this Section 3.1.1 shall be reduced by the amount of such payment.

3.1.2	Distribution of Benefit. The Company shall distribute the benefit to the Beneficiary in a lump sum payment within 60 days of the Executive’s death.
3.2	Death During Distribution of a Benefit. If the Executive dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Company shall distribute to the Beneficiary the remaining benefits at the same time and in the same amounts they would have been distributed to the Executive had the Executive survived.

3.3	Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following receipt by the Company of the Executive’s death certificate.
Article 4
Beneficiaries
4.1	Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefit distributions under this Agreement to a Beneficiary upon the death of the Executive. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Company in which the Executive participates.

4.2	Beneficiary Designation: Change. The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
or its designated agent.

4.4	No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5	Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.
Article 5
General Limitations
5.1	Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement if Executive’s service is terminated by the Board for:
(a)	Gross negligence or gross neglect of duties to the Company or its Affiliates; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Company or its Affiliates; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant policy committed in connection with the Executive’s employment and resulting in a material adverse effect on the Company or its Affiliates.
5.2	Suicide or Misstatement. No benefits shall be distributed if the Executive commits suicide within two years after the Effective Date of this Agreement, or if an insurance company which issued a life insurance policy covering the Executive and owned by the Company denies coverage (i) for material misstatements of fact made by the Executive on an application for such life insurance, or (ii) for any other reason.

5.3	Removal. Notwithstanding any provision of this Agreement to the contrary, the Company shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.4	Forfeiture. In the event the Plan Administrator determines that the Executive has violated the Shareholder Protection Agreement, a copy of which is attached, the Executive shall

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
forfeit the right to any benefits that have not yet been paid to Executive under this Agreement.
Article 6
Administration of Agreement
6.1	Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

6.2	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

6.3	Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.4	Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5	Bank Information. To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

6.6	Annual Statement. The Plan Administrator shall provide to the Executive, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the benefits to be distributed under this Agreement.
Article 7
Claims And Review Procedures
7.1	Claims Procedure. An Executive or Beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
7.1.1	Initiation — Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2	Timing of Plan Administrator Response. The Plan Administrator shall respond to such claimant within 90 days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3	Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.
7.2	Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Board of the denial, as follows:
7.2.1	Initiation — Written Request. To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2	Additional Submissions — Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3	Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
7.2.4	Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5	Notice of Decision. The Plan Administrator shall notify the claimant in writing of its decision on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).
Article 8
Amendments and Termination
8.1	Amendments. This Agreement may be amended only by a written agreement signed by the Company and the Executive. However, the Company may unilaterally amend this Agreement to conform with written directives to the Company from its auditors or banking regulators, in either case, to comply with applicable law, including, without limitation, Section 409A of the Code and any and all regulations and guidance promulgated thereunder.

8.2	Plan Termination Generally. The Company may unilaterally terminate this Agreement at any time. In the event of such termination, the Company shall be deemed to have waived the requirement contained in Section 2.1 that Executive continue to remain employed with the Company or an Affiliate and Executive shall be entitled to a benefit equal to $175,000. Except as provided in Section 8.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

8.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 8.2, distributions following termination of the Agreement shall be made in the same time and manner specified in the Agreement except to the extent provided by Code

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
Section 409A and the final regulations thereunder, including, not by way of limitation, Treas. Reg. §1.409A-3(j)(4)(ix)(A)-(D).
Article 9
Miscellaneous
9.1	Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

9.2	No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4	Tax Withholding and Reporting. The Company shall withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. Executive acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Company shall satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

9.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Michigan, except to the extent preempted by the laws of the United States of America.

9.6	Unfunded Arrangement. The Executive and Beneficiary are general unsecured creditors of the Company for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life or other informal funding asset is a general asset of the Company to which the Executive and Beneficiary have no preferred or secured claim.

9.7	Reorganization. The Company shall not merge or consolidate into or with another corporation, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor corporation.

9.8	Entire Agreement. This Agreement constitutes the entire agreement between the

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
Company and the Executive as to the subject matter hereof. This Agreement rescinds and replaces the Prior Agreement. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9	Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10	Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company.

9.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12	Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13	Notice. Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
Fentura Financial, Inc.
175 North Leroy Street
Fenton, MI 48430
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

9.14	Compliance with Section 409A. This Agreement shall at all times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

9.15	Rescissions. Any modification to the terms of this Agreement that would inadvertently result in an additional tax liability on the part of the Executive, shall have no effect to the extent the change in the terms of the plan is rescinded by the earlier of a date before the right is exercised (if the change grants a discretionary right) and the last day of the calendar year during which such change occurred.

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
9.16	Transfer of Employment. Executive shall not transfer employment to the Company or another member of the Controlled Group unless such successor employer of the Executive agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such a transfer, the term “Company” as used in this Agreement shall be deemed to refer to the successor employer of the Executive.
     IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

FENTURA FINANCIAL, INC.

/s/ Daniel Wollschlager Daniel Wollschlager	By Title	/s/ Forrest Shook Chairman

DANIEL WOLLSCHLAGER
Supplemental Executive Retirement Agreement
☑	New Designation

☐	Change in Designation
I, Daniel J. Wollschlager, designate the following as Beneficiary under the Agreement:

Primary:
Connie J. Wollschlager	100%
%
Contingent:
Jeffrey A. Wollschlager	50%
Mark D. Wollschlager	50%
Notes:
•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as Beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as Beneficiary, please write “Estate of _[your name]_”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.
I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death. I further understand that the designations will be automatically revoked if the Beneficiary predeceases me, or, if I have named my spouse as Beneficiary and our marriage is subsequently dissolved.

Name:	Daniel J. Wollschlager

Signature:	/s/ Daniel Wollschlager	Date:	4/26/11
Received by the Plan Administrator this 26th day of April, 2011

By:	/s/ Kristina M. Premo
Title:	Sr. Vice President